                                                                 Exhibit 10.7(b)

                        AMENDMENT TO EMPLOYMENT AGREEMENT

                  This Amendment to Employment Agreement (the "Amendment") is entered into this 28th day of May, 1999 by and between Secure Commerce Services, Inc. ("Paytrust") and Flint A. Lane ("Employee").

                  WHEREAS, Employee entered into an Employment Agreement, dated February 4, 1999, with Paytrust;

                  WHEREAS, Employee and Paytrust acknowledge and agree that it is in the best interests of the parties to renew such Employment Agreement and amend the severance provision therein.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

                  1. Definitions. All capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Notes.

                  2. Section 1.1 of the aforementioned Employment Agreement is hereby amended and restated in its entirety as follows:

         Employment Term. The term of this Agreement including the original and any renewal terms (the "Employment Term") shall commence upon May 28, 1999, and shall continue for two years, unless terminated prior thereto in accordance with Section 8 hereof. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving the other party written notice of such election at least 90 days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one year commencing on the day after expiration of the then current term. Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company beyond the expiration of the Employment Term, and Employee specifically acknowledges that he shall be subject to discharge pursuant to Section 8 hereof.

                  3. Section 8.4 of the aforementioned Employment Agreement is hereby amended and restated in its entirety as follows:

         Without Cause by the Company. The Company may terminate this Agreement upon not less than 90 days' notice to Employee at and for the Company's sole convenience and in its sole discretion and without specifying any cause as set forth in Section 8.3 hereof. In such event, and contingent upon the resignation of Employee from all positions of any nature which Employee may then have held with the Company and any of its affiliates, the Company shall continue to pay Employee until the end of the notice period plus severance equal to the base salary set forth in Section 1.4(a) hereof which Employee was receiving prior to the effective date of such termination for the greater of (i) six months or (ii) the remainder of the Employment Term.

                  4. Counterparts. This Amendment may be executed in separate counterparts, each of which shall, collectively, constitute one agreement.

                  IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                                                  SECURE COMMERCE SERVICES, INC.



                                                 By:   /s/ Edward G. McLaughlin
                                                    ----------------------------
                                                    Name:   Edward G. McLaughlin
                                                    Title:  President



                                                    FLINT A. LANE

                                                       /s/ Flint A. Lane
                                                    ----------------------------